EXHIBIT 10.1




                ACQUISITION AND MERGER AGREEMENT

                         by and among

                    MARKETING PROFILES, INC.

                            and

                    JOHN H. HARLAND COMPANY

                            and

                   JH ACQUISITION CORPORATION

                            and

                      JOHN O. DEAN, JR.

                            and

                      WENDELL L. BROOKS

                           dated

                       January 7, 1994









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                ACQUISITION AND MERGER AGREEMENT
                      Table of Contents
ARTICLE I
               THE MERGER
Section 1.1.          The Merger
Section 1.2.          Effective Time of the Merger
Section 1.3.          Terms and Conditions: Conversion of Shares
ARTICLE 2
                    PURCHASE PRICE
Section 2.1          Amount
Section 2.2          Earn-Out Amount
Section 2.3          Payment of Purchase Price
Section 2.4          Time and Place of Closing
Section 2.5          Deliveries at Closing

ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES
                       OF CONTROLLING SHAREHOLDERS
Section 3.1.          Incorporation Authorization etc.
Section 3.2.          Capitalization Structure
Section 3.3.          Financial Statements
Section 3.4.          Undisclosed Liabilities
Section 3.5.          Properties
Section 3.6.          Litigation
Section 3.7.          Intellectual Property
Section 3.8          Adequacy of Technical Documentation
Section 3.9          Third-Party Components in Software
Section 3.10          Third-Party Interests or Marketing Rights in Software
Section 3.11          Licenses
Section 3.12          Compliance with Laws
Section 3.13          Insurance
Section 3.14.         Material Contracts
Section 3.15.         Brokers, Finders, etc.
Section 3.16.         Taxes
Section 3.17.         Pension and Employee Benefits Plans
Section 3.18.         Labor and Employment Matters
Section 3.19.         Controlling Shareholders' Environmental Disclosure
Section 3.20.         Agreements Affecting Competition
Section 3.21.         Transactions with Related Parties
Section 3.22.         Major Vendors and Customers
Section 3.23.         Investment Company; Holding Company
















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Section 3.24.         Absence of Certain Commercial Practices
Section 3.25.         Closing Financial Position
Section 3.26.         Disclosure

ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYER
Section 4.1.          Incorporation; Authorization; etc.
Section 4.2.          Litigation
Section 4 3.          Brokers, Finders, etc.

ARTICLE 5
                    SURVIVAL INDEMNIFICATION
Section 5.1.          Survival
Section 5.2.          Indemnification
Section 5 3.          Limitation on Indemnification
Section 5 4.          Procedure for Third-Party Claims
Section 5 5.          Right of Offset

ARTICLE 6
                    EXCESS CASH DISTRIBUTIONS
Section 6.1          Determination of Cash Balance and Adjusted Net Worth
Section 6.2          Excess Cash Distribution
Article 7
                    MISCELLANEOUS
Section 7.1.          Counterparts
Section 7.2.          Governing Law
Section 7 3.          No Third-Party Beneficiaries
Section 7.4.          Entire Agreement
Section 7.5.          Expenses
Section 7.6.          Notices
Section 7.7.          Successors and Assigns
Section 7.8.          Headings Definitions
Section 7.9.          Amendments and Waivers
Section 7.10.         Specific Performance

























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                       LIST OF EXHIBITS
Exhibit A                Consenting Shareholders
Exhibit B                Dissenting Shareholders
Exhibit 1.2              Articles of Merger and Plan of Merger
Exhibit 2.3              Controlling Shareholders and Consenting Share-
                         holders
Exhibit 2.5(a)(iv)       List of Directors & Officers Tendering Resigna-
                         tion
Exhibit 2.5(a)(v)(A)     Form of Employment Agreement for Dean
Exhibit 2.5(a)(v)(B)     Form of Employment Agreement for Brooks
Exhibit 2.5(a)(vi)(A)    Form of Noncompetition Agreement for Dean
Exhibit 2.5(a)(vi)(B)    Form of Noncompetition Agreement for Brooks
Exhibit 2 5(a)(vii)      Forms of Opinion of Counsel for Controlling
                         Shareholders and the Company
Exhibit 2 5(a)(ix)(A)    Form of Stock Option Redemption Agreement
Exhibit 2.5(a)(ix)(B)    Form of Stock Option Redemption Agreement
Exhibit 2.5(a)(x)        Agreements Terminating Shareholder Agreements
Exhibit 3.2              Capitalization
Exhibit 3.3(A)           Audited Financial Statements of the Company
Exhibit 3.3(B)           Interim Financial Statements of the Company

LIST OF DELIVERABLES

Paragraph #                Item
2.5(a)(i)                Stock Certificates of Controlling Shareholders,
                         Stock Powers
2.5(a)(ii)               Certified Copy of Articles of Incorporation,
                         Certified Copy of the Bylaws
2.5(a)(iii)              Florida Certificate of Status and Texas Certifi-
                         cate of Good Standing
2.5(a)(iv)               Letter of Resignation
2.5(a)(v)                Employment Agreements for Dean and Brooks
2.5(a)(vi)               Noncompetition Agreements for Dean and Brooks
2.5(a)(vii)              Legal Opinion
2.5(a)(viii)             Minute Books, Stock Ledger, Corporate Seal, and
                         Secretary's Certificate          re: same
2.5(a)(ix)               Stock Option Redemption Agreements
2.5(a)(x)                Termination Agreements
2.5(a)(xi)               Stock Certificates of Consenting Shares
2.5(a)(xii)              Incumbency Certificate
2.5(a)xiii)              Authorizing Resolutions of Board of Directors,
                         Secretary's Certificate
2.5(a)(xiv)              Consent Agreements
2.5(b)(i)                Incumbency Certificate (Buyer)
2 5(b)(ii)               Authorizing Resolution of Board of Directors,
                         Secretary's Certificate (Buyer)












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                      LIST OF SCHEDULES
Schedule
Number                  Title
3. 1(b)                 Contracts Requiring Consent
3.4(a)                  Undisclosed Liabilities
3.4(b)                  Absence of Certain Events
3.5                     Liens on Real Estate
3.6                     Litigation
3.7                     Software Programs
3.7(a)                  Trademarks, Service Marks, Trade Names, Copy-
                        rights
3.7(b)                  Proprietary Legends and Copyright Notices
3.7(c)                  List of Consultants
                        Form of Employee and Former Employee Noninterfer-
                        ence and Confidentiality Agreement
3.7(e)                  Absence of Claims
3.9                     Licenses from Third Parties
3.10                    Licenses and Sublicenses to Third Parties
                        Distributorships, Dealerships, Franchises and
                        Manufacturer's Representative Contracts
                        Source Code Escrow Agreements
                        Standard Form of End-User Agreement and Source
                        Code Escrow Agreement
3.13                    Insurance
3.14                    Material Contracts
3.15                    Brokers, Finders
3.16(b)                 Tax Contingency Reserves
3.16(c)                 Tax Audit History
3 17(b)                 Employee Plans, Etc.
3 17(d)                 Employee Plan Approvals
3.17(g)                 ERISA Welfare Plans
3.17(j)                 Parachute Payments
3.18                    Labor and Employment
3.18(k)                 Employment, Retainer, Etc. Contracts
3.18(l)                 Employee List
3.19                    Environmental Matters
3.20                    Noncompetition Arrangements
3.21                    Related Party Transactions
3.22                    Major Vendors and Customers

















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                ACQUISITION AND MERGER AGREEMENT

     THIS ACQUISITION AND MERGER AGREEMENT ("Agreement") dated as of the 7th day of January, 1994, is made and entered into by and among: JOHN H. HARLAND COMPANY, a Georgia corporation ("Buyer"); JH ACQUISITION CORPORATION, a Florida corporation and a wholly owned subsidiary of Buyer ("Acquisition"); MARKETING PROFILES, INC., a Florida corporation ( the "Company" or "Marketing Profiles" or "MPI"); JOHN O. DEAN, JR., a resident of the State of Florida ("Dean"); WENDELL L. BROOKS, a resident of the State of Florida ("Brooks"; Dean and Brooks, each a "Controlling Shareholder" and collectively, the "Controlling Shareholders").

                         WITNESSETH:

     WHEREAS, immediately prior to the execution of this Agreement, MPI declared a distribution to be paid to shareholders then of record in an amount to be determined by a formula as described herein; and
     WHEREAS, subject to the terms and conditions of this Agreement, the Controlling Shareholders, the Company, Buyer and Acquisition desire and deem it in their respective best interests that Acquisition be merged into the Company; and
     WHEREAS, certain other shareholders in the Company identified on Exhibit A (the"Consenting Shareholders") have consented to the Merger, as defined below: and
     WHEREAS, the Company's issued and outstanding capital stock currently consists of 1,722,714 issued and outstanding shares of the Company's common stock, par value: .001 per share (the "Common Stock"), of which 1,310,000 shares are owned by the Controlling Shareholders (the "
Controlling Shares") and 397,000 shares are owned by the Consenting Shareholders (the "Consenting Shares"); and
     WHEREAS, the holder(s) of 15,714 shares of the Company's Common Stock listed on Exhibit B, has (have) not consented to the Merger and may exercise his or her appraisal rights under the provisions of the Florida Business Corporation Act (the "Dissenting Shares" or "Dissenting Shareholders", as the case may be); and
     WHEREAS, certain persons currently hold options granted pursuant to the Company's Modified Nonqualified Stock Option Plan to purchase 40,000 shares of Common Stock (the"Options") which will not be extinguished hereunder, but which will be subject to redemption by the Company, and which will be redeemed by the Company after the merger hereunder pursuant to those certain Stock Option Redemption Agreements between the Company and the Option Holders (as hereinafter defined).
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

                         ARTICLE 1.
                         THE MERGER

     Section 1.1. The Merger. Subject to the terms and conditions hereof, the parties hereto agree that Acquisition shall be merged into the Company in accordance with the applicable provisions of the Florida Business Corporation Act (the "FBCA"), and the separate existence of Acquisition shall thereupon cease (such merger transaction is referred to hereinafter as the "Merger"). The Company shall be the surviving corporation in the Merger, and its name shall remain Marketing Profiles, Inc. Subject to the terms and conditions hereof, the parties hereto shall take all actions necessary in accordance with applicable law and their respective Articles of Incorporation and Bylaws to cause the

     Section 1.2. Effective Time of the Merger. The Merger shall become


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effective at the time (the "Effective Time") when Articles of Merger (
the "Articles of Merger") in the form attached hereto as Exhibit 1.2, together with the Plan of Merger (the "Plan of Merger") attached to the Articles of Merger as Exhibit 1 thereto, are executed by the Company and Acquisition in accordance with the applicable provisions of the FBCA and are duly filed with the Department of State of Florida, which actions shall be taken on the "Closing Date" (as hereinafter defined).

     Section 1.3. Terms and Conditions: Conversion of Shares. The effect of the Merger on the Articles of Incorporation, Bylaws, directors and officers of the surviving corporation, and the manner and basis of converting the shares of capital stock of Acquisition and the Company into stock in the surviving corporation or cash, shall be as set forth in the Plan of Merger.

                               ARTICLE 2
                             PURCHASE PRICE

     Section 2.1. Amount. Pursuant to Section 6 of the Plan of Merger, all of the outstanding shares of capital stock of the Company (including the Controlling Shares, the Consenting Shares and the Dissenting Shares) are being converted into the right to receive the aggregate amount of Seventeen Million Seven Hundred Thousand Two Hundred Sixty Four Dollars ($17,700,264) (the "Closing Purchase Price"). Assuming the accuracy of the representation and warranty that there are outstanding 1,722,714 shares of Common Stock, the Closing Purchase Price equates to $10.274639 per share. In addition to the pro rata portion of the Closing Purchase
Price, the shares of Common Stock held by the Controlling Shareholders are being converted into the right to receive the Earn-Out Amount (as such term is defined herein), if applicable. The Closing Purchase Price and the Earn-Out Amount represent the total maximum price payable for all of the outstanding shares of capital stock in the Company hereunder, excluding certain options held by the Option Holders which will not be extinguished hereunder, but will be redeemed pursuant to those certain
Stock Option Redemption Agreements between the Company and each of the Option Holders.

     Section 2.2. Earn-Out Amount.
               (a) As an additional component of the merger consideration as a premium for the Controlling Shares and for the indemnities provided herein by the Controlling Shareholders, Buyer shall pay to the Controlling Shareholders an aggregate amount (the "Earn-Out Amount") equal to the positive difference, if any, determined by taking
(i) the product of (A) the "1996 Operating Income" (as hereinafter defined), multiplied by (B) seven and four-tenths (7.4), and subtracting
(ii) Eighteen Million Dollars ($18,000,000).
               (b) The term " 1996 Operating Income" shall mean the Company's earnings from operations before interest and taxes for the twelve-month period ending on December 31, 1996, computed in accordance with generally accepted accounting principles ("GAAP"), applied in a manner consistent with the "Financial Statements" (as hereinafter defined); provided, however, that:
                    (i)      Any charge or expense for the
     amortization of goodwill or amortization of software or research and development arising out of the fact the Buyer has purchased the stock of the Company, pursuant to this Agreement or otherwise, or that the purchase price of the Company is in excess of the net worth of the Company, shall be excluded from the computation.
                    (ii)     If there is an election for the
     Company pursuant to section 338 of the Internal Revenue Code of 1986, as amended, the computation shall be made as though the election had not


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     been made.
                    (iii)      Any loss, charge or expense not
     related to or arising out of the ordinary business operations of the Company ordered by the Buyer shall be excluded from the computation unless the Controlling Shareholders consent to the transaction giving rise to, or the payment or assumption of the obligation to pay, the loss, charge or expense.
                    (iv)      Any and all expenses paid or incurred
     by the Company which would not have been so paid or incurred if not for the Merger shall be excluded from the computation.
                    (v)      No inter-corporate expenses or charges
     from Buyer or any of its affiliates to the Company shall be included in the computation unless such charges relate to services actually provided which are either (A) approved in writing by the Controlling Shareholders or (B) the amounts assessed do not exceed the lesser of (1) the fully allocated cost of Buyer in providing such services or (2) the amount which the company historically incurred in connection with such services.
                    (vi)      In the event that the Controlling
     Shareholders cause revenues to be deferred from fiscal year 1995 until fiscal year 1996 or accelerated into fiscal year 1996 from fiscal year 1997 outside of the ordinary and historical course of business of the Company, as determined based on the operations of the Company during 1994 and 1995, an adjustment to the revenues and the 1996 Operating Income shall be made to reflect the elimination of such revenues (the "Revenue Adjustment").
          (c)        During fiscal year 1994, 1995 and 1996, the
Controlling Shareholders shall have free and unrestricted access to the financial books and records of the Company so long as the Controlling Shareholders are employed by the Company and otherwise shall have full access during normal business hours.
          (d) During fiscal years 1994, 1995 and 1996, Buyer shall cooperate with the Company in maintaining and increasing the Company's earnings from operations, and shall provide adequate working capital to the Company.
          (e) On or before April 15, 1997, Buyer shall prepare and provide Controlling Shareholders with a statement determining the 1996 Operating Income and calculating the Earn-Out Amount in accordance with the provisions of this Section 2.2 (the "Preliminary Statement''). The Controlling Shareholders shall have the right to request in writing on or before September 30, 1996 that the Preliminary Statement be audited by the independent accounting firm performing the annual audit for the Buyer. If such request is timely made, the Preliminary Statement shall be so audited with the Controlling Shareholders and the Buyer sharing equally the incremental expense of such audit charged to the Buyer. Controlling Shareholders shall then be afforded the opportunity to review the underlying financial records and work papers pertaining to the Preliminary Statement. If the Controlling Shareholders shall fail to object as specified herein to the determination and calculation as set forth in the Preliminary Statement within twenty (20) business days of receipt of such Preliminary Statement, then the determination of the 1996 Operating Income and the calculation of the Earn-Out Amount set forth on such Preliminary Statement shall be deemed to be final, conclusive and binding for the purposes of this Agreement. If the Controlling Shareholders shall provide Buyer with a written notice of disagreement with any values set forth in the Preliminary Statement within the aforementioned twenty (20) business days, then Buyer and the Controlling Shareholders shall negotiate in good faith for a period not to exceed five (5) business days to resolve such dispute. If, at the expiration of such five-day negotiation period, Buyer and the Controlling Shareholders are unable to resolve such disagreement, then


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Buyer and the Controlling Shareholders shall jointly engage a nationally recognized accounting firm mutually satisfactory to Buyer and the Controlling Shareholders (the "Independent Accountant") and shall jointly instruct such Independent Accountant to determine and resolve only those issues still in dispute. The Independent Accountant shall issue its determination within thirty (30) days of the submission of the dispute, which determination shall be set forth in a written statement delivered to Controlling Shareholders and Buyer and shall be final, conclusive and binding on Controlling Shareholders and Buyer.

     Section 2.3. Payment of Purchase Price.
               (a) (i) At the Closing (as hereinafter defined), and based upon the representations and warranties set forth herein as to ownership of the Company's issued and outstanding capital stock, Buyer has paid $13,459,777.09 Of the Closing Purchase Price, in the aggregate, by wire transfer of immediately available funds to the accounts of the Controlling Shareholders identified on Exhibit 2.3 attached hereto in the amounts set forth therein and $4,079,031.70 of the Closing Purchase Price to the trust account of Boroughs, Grimm, Bennett & Morgan, Professional Association (the "Disbursing Agent") for disbursement to the Consenting Shareholders as set forth on Exhibit 2.3 and in accordance with instructions delivered to the Disbursing Agent by each of the Consenting Shareholders. The Disbursing Agent is acting as the agent for the Consenting Shareholders for the purpose of receiving said funds. The Buyer shall offer to pay the pro rata portion of the Closing Purchase Price to each of the Dissenting Shareholders subject to the Dissenting Shareholder waiving his or her appraisal rights under the FBCA or upon expiration of the period within which such rights must be properly asserted.
                    (ii)      After the Closing, Buyer will pay to
     each Other Stockholder who does not exercise dissenters' rights and who was not a Consenting Shareholder as of the Closing Date his or her pro rata portion of the Closing Purchase Price, without interest, upon surrender of the certificate or certificates representing such Other Stockholder's shares of Common Stock and upon completion and endorsement of such other transmittal documents as the Company may reasonably require.
                    (iii)      Any holder of shares of Common Stock
     who complies with Section 607.1320 of the FBCA shall not be entitled to surrender his or her certificate or certificates representing shares of Common Stock and receive in exchange therefore the consideration provided in Section 2.1 of this Agreement. Such holder of shares of Common Stock who becomes entitled, pursuant to Section 607.1320 of the FBCA, to the payment of the fair value of his or her shares shall receive payment therefor from Buyer (but only after the value therefor shall have been agreed upon or finally determined as provided in Section
     607.1320 of the FBCA.
          (b) Buyer shall pay the Earn-Out Amount, if any, promptly after the determination of 1996 Operating Income and the calculation of the Earn-Out Amount have been finally resolved in accordance with the procedures set forth in Section 2.2 above, by delivery of certified or cashier's checks payable to the order of each Controlling Shareholder, in amounts equal to the Earn-Out Amount multiplied by the percentage set

     Controlling Shareholder          Percentage
     John O. Dean, Jr.                 51.1756%
     Wendell L. Brooks                 48.8244%

Each Controlling Shareholder hereby acknowledges that payment of the Earn-Out Amount, if any, is subject to possible reduction through the


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exercise of Buyer's right of offset as set forth in Section 5.5 herein.

     Section 2.4. Time and Place of Closing. The closing (the "Closing") of the transactions contemplated hereunder is being held contemporaneously with the execution and delivery of this Agreement and such other instruments, certificates and legal opinions required hereunder on the date hereof at the offices of Boroughs, Grimm, Bennett & Morlan, Suite
500, Southeast Bank Building, 201 East Pine Street, Orlando, Florida
32801, at 10:00 am. Eastern Standard Time (the date of the Closing being hereinafter referred to as the "Closing Date").

     Section 2.5. Deliveries at Closing. At the Closing, in addition to the payment of the Closing Purchase Price set forth in Section 2.3, the following actions have occurred:
     (a) Deliveries by Controlling Shareholders. The Controlling Shareholders have delivered or have caused to be delivered to Buyer:
               (i) Stock certificates evidencing all of the Controlling Shares, which certificates have been canceled or have been duly endorsed in blank or have appropriate stock powers endorsed in blank attached hereto, in proper form for transfer;
               (ii) True and correct copy of the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Florida as of a date not less than five business days preceding the Closing Date, and a true and correct copy of the bylaws of the Company, certified as of the Closing Date by the Secretary of the Company;
               (iii) Good standing certificates or certificates of active status relating to the Company from the State of Florida and each other jurisdiction in which the Company is qualified to conduct business;
               (iv)      Letters of resignation effective at the
     Closing executed by those officers and directors of the Company set forth on Exhibit 2.5(a)(iv) hereto;
               (v)      Employment Agreements executed by Dean and
     Brooks, in the forms attached hereto as Exhibit 2.5(a)(v)(A) and Exhibit 2.5(a)(v)(B), respectively;
               (vi) Noncompetition Agreements executed by Dean and Brooks in the forms attached hereto as Exhibit 2.5(a)(vi)(A) and
     Exhibit 2.5(a)(vi)(B), respectively;
               (vii) An opinion of counsel to the Controlling Shareholders and the Company, in the form of Exhibit 2.5(a)(vii) hereto;
               (viii) The corporate seal and all stock ledgers and minute books of the Company in existence as of the Closing, accompanied by a certificate of the Secretary of the Company certifying that the stock ledgers and minute books are, to the best of his informa-tion and belief, true, correct and complete as of the Closing Date;
               (ix) Stock Option Redemption Agreements executed by each of the Option Holders, in the form attached hereto as Exhibit 2. 5(a)(ix)(A) and Exhibit 2.5(a)(ix)(B), respectively;
               (x)      Agreements terminating those certain
     Controlling Shareholder Agreements, each between the Company and the party thereto, as listed on Exhibit 2.5(a)(x);
               (xi) Stock certificates evidencing all of the Consenting Shares, which certificates have been canceled or have been duly endorsed in blank or have appropriate stock powers endorsed in blank attached thereto, in proper form for transfer;
               (xii) A Secretary's Certificate attesting to the incumbency of the officers of the Company executing this Agreement and the other certificates and agreements delivered by the Company at the Closing;
               (xiii)      Resolutions of the board of directors of


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     the Company authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, certified by the Secretary of the Company; and
               (xiv) Original consents executed by the holders of all Consenting Shares.
          (b)      Deliveries by Buyer and Acquisition.  Buyer and
Acquisition have delivered or caused to be delivered to Controlling
Shareholders:
               (i) A Secretary's Certificate attesting to the incumbency of the officers of Buyer and Acquisition executing this Agreement and the other certificates and agreements delivered by Buyer and Acquisition at the Closing;
               (ii) Resolutions of the board of directors of Buyer and Acquisition authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, certified by the Secretary of the Buyer and Acquisition, respectively.
          (c) Post Closing Deliveries. Controlling Shareholders and Buyer agree that, from time to time after the Closing, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement.

                         ARTICLE 3.
     REPRESENTATIONS AND WARRANTIES OF CONTROLLING SHAREHOLDERS

Controlling Shareholders, jointly and severally, hereby represent and warrant to Buyer as follows:

     Section 3.1. Incorporation; Authorization; etc.
          (a) This Agreement, the Employment Agreements and the Noncompetition Agreements have been duly executed and delivered by each of the Controlling Shareholders and the Company and constitute the legal, valid and binding obligations of each of the Controlling
Shareholders and the Company, enforceable against each of the Controlling Shareholders and the Company in accordance with their respective terms.
          (b) The execution, delivery and performance of this Agreement by Controlling Shareholders and the Company and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a violation, breach, default, right to accelerate, loss of rights or increase in obligations under, or result in the creation of any lien or encumbrance pursuant to:
               (i) any provision of the Company's governing documents;
               (ii) any law, ordinance, rule or regulation or any order, judgment or, decree by which either of the Controlling Shareholders or the Company is bound or affected;
               (iii)      except for the agreements identified in
     Schedule 3. 1(b), any license, lease or other agreement to which the Company is a party or by which its assets and business may be affected ( including, without limitation, the agreements disclosed on Schedule 3.
     14); or
               (iv) any license, lease or other agreement to which either Controlling Shareholder is a party or by which their respective assets or business may be affected.
          (c) The Controlling Shareholders are the sole record and beneficial owners of the Controlling Shares, free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances of any nature. Controlling Shareholders each have the full legal right, power and authority to vote the Controlling


                                   -11-


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Shares.
          (d) The Company is a corporation duly organized and validly existing and in good standing under the laws of Florida. The Company:
               (i)      has all requisite corporate power and
     authority to own, lease or operate its properties and assets and to carry on its business as now being conducted and
               (ii) is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be duly qualified to transact business would not have a material adverse effect on the Company, its business or any significant portion of the agreements to which it is a party.
          The Company's Articles of Incorporation, Bylaws, minute books and stock book are complete and correct and contain all amendments thereto to date (in the case of the Articles of Incorporation and Bylaws), a record of all corporate proceedings of the Company (in the case of the minute books), and a record of all stock issuances and transfers of the Company (in the case of the stock book).
          (e) The Company currently has no subsidiaries and never has had any subsidiaries.
          (f) The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions provided for herein. The Board of Directors of the Company has unanimously approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions provided for herein. The Merger and the other transactions provided for herein have received all requisite approvals from the shareholders of the Company.

     Section 3.2. Capitalization; Structure.
          (a) The authorized capital stock of the Company consists of 7,500,000 shares of Common Stock, of which 1,722,714 shares are outstanding, 1,310,000 shares are owned by the Controlling Shareholders, 397,000 shares are owned by the Consenting Shareholders, 15,714 shares are owned by the Dissenting Shareholders, 0 shares are held as treasury shares, and 6,190,000 shares are authorized but unissued, all as set forth on Exhibit 3.2. All of the outstanding shares of Common Stock have been duly and validly authorized and issued, and such shares are all fully paid and non assessable. No shares of the Company's capital stock have been issued in violation of any preemptive rights which have not been waived, any rights of first refusal or any similar restrictions. Except for certain employee stock options to purchase 10, 000 shares and 30,000 shares of Common Stock granted under the Company's Employee Stock Option Plan to James A. Derange and Thomas J. Collins, respectively (together, the "Option Holders"), there are no:
               (i)      outstanding options, warrants, liens,
     pledges, mortgages, encumbrances, or other rights (including preemptive rights) of any kind relating to the sale, issuance or voting of any shares of capital stock of any class of the Company which have been issued, granted or entered into by the Company;
               (ii) securities convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of any class of the Company; or
               (iii) contracts, commitments, agreements, understandings, or arrangements of any kind relating to the issuance of shares of capital stock of any class of the Company, any such convertible or exchangeable securities or any such options, warrants or rights.
          (b)     All securities heretofore sold by the Company have been


                                   -12-


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issued in compliance with all applicable corporate and securities laws, including without limitation, the Securities Act of 1933, as amended, and all applicable state "blue sky" laws.
          (c) The Stock Option Redemption Agreements have been duly executed and delivered by each of the Option Holders and by the Company, and constitute the legal, valid and binding obligations of the Option Holders and the Company, enforceable against any of them in accordance with their respective terms.
          (d) All transactions whereby the Company repurchased, redeemed, canceled or reacquired shares of its capital stock and the solicitation of shareholder consents in connection with the Merger have been effected in compliance with all applicable corporate and securities laws, and documentation prepared by or on behalf of the Company in connection therewith did not include any untrue statement of any material fact or omit to state any material fact necessary to make the statements made therein to be correct and complete.

     Section 3.3. Financial Statements. Attached hereto as Exhibit 3.3(A) is a true and complete copy of the audited balance sheet of the Company at December 31, 1992, and the related audited statements of income, shareholder's equity and cash flows for the year then ended, including related footnotes (collectively, the "Audited Financial Statements"), in each case as examined by and accompanied by the report of Price
Waterhouse, independent certified public accountants.
     Attached hereto as Exhibit 3.3(B) is a true and complete copy of the unaudited balance sheet of the Company at September 30, 1993 (the "
Interim Balance Sheet"), and the related unaudited statements of income, shareholders' equity, and cash flows for the period then ended ( collectively, the "Interim Financial Statements"; the Audited Financial Statements and the Interim Financial Statements being sometimes hereinafter collectively referred to as the "Financial Statements").
     The Financial Statements:
          (a) have been prepared from, and are in accordance with, the books and records of the Company;
          (b) fairly present the results of operations, cash flows and financial position of the Company as of and for the periods set forth therein; and
          (c) have been prepared in accordance with GAAP consistently applied throughout the indicated periods;
except that, in the case of the Interim Financial Statements, not all period-end adjustments and period-end accruals have been made, and there are no footnotes.

     Section 3.4. Undisclosed Liabilities.
          (a) Except as disclosed in Schedule 3.4(a) hereto, and except as reflected, expressly reserved against or otherwise disclosed in the Financial Statements, the Company has no other liabilities or obligations of any nature, known or unknown (whether accrued, absolute, contingent or otherwise).
          (b) Except as set forth on Schedule 3.4(b) or Schedule 3.4( a), since December 31, 1992, the Company has not:
               (i) suffered any physical damage, destruction or casualty loss (whether or not such loss or damage shall have been covered by insurance) which adversely affects the properties, business or business prospects of the Company or suffered any deterioration in the operating condition of the assets of the Company;
               (ii) incurred, created, assumed or guaranteed any liability or obligation of any nature (whether absolute, accrued, contingent, or otherwise), except in the ordinary and regular course of business;
               (iii)      increased, or made any change in any


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     assumptions underlying the method of calculating any bad debt, contingency, or other reserves;
               (iv) made any change in the method of valuing assets included in its financial statements;
               (v) made any change in any method of accounting or keeping its books of account or accounting practices or systems of internal accounting controls;
               (vi) paid, discharged or satisfied any liability or obligation (whether absolute, accrued, contingent, or otherwise), other than by payment, discharge, or satisfaction, in the ordinary and regular course of business;
               (vii) permitted or allowed any of its assets ( real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction, or charge of any kind, except those of a kind described in Section 3.5 hereof or liens arising in the ordinary course of business by operation of law;
               (viii)      written down the value of any inventory
     or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary and regular course of business;
               (ix) canceled or waived any claims or rights, or sold, transferred, distributed, or otherwise disposed of any assets or properties, except in the ordinary and regular course of business or in connection with the transactions contemplated by this Agreement;
               (x) disposed of any of its assets except in the ordinary course of business;
               (xi)      made any commitment for additions to
     property, plant, or equipment which in the aggregate exceed Twenty-Five Thousand Dollars ($25,000) except as set forth on Schedule 3.14 hereto;
               (xii) declared, paid or set aside for payment any dividend or declared or made any distribution on or in respect of its capital stock, or directly or indirectly redeemed, purchased, or otherwise acquired any shares of its capital stock, any securities con-vertible into or exchangeable for any shares of its capital stock, or any options, warrants, or other rights to purchase or subscribe to any of the foregoing, or authorized the creation or issuance of, or issued, sold or committed to sell (or granted any options or rights to purchase) any additional shares of its capital stock, or agreed to take any such action, or sold, issued or incurred (or agreed to sell, issue or incur) any indebtedness;
               (xiii)     experienced any strike, walkout, labor
     trouble or any other new or continued event, development or condition of any such character;
               (xiv)      increased the salaries or other
     remuneration payable or to become payable to, or made any advance ( excluding advances for ordinary business expenses) or loan to, any officer, director or employee (except normal merit increases made in the ordinary course of business and consistent with past practice), or made any increase in, or any addition to, other benefits (including, without limitation, any bonus, Employee Plans (as hereinafter defined) or other plan) to which any of its officers, directors, employees or shareholders may be entitled, or made any payments to any pension, retirement, profit-sharing, bonus or similar plan, except payments in the ordinary course of business and consistent with past practice made pursuant to the Employee Plans or made any other payment of any kind to, or on behalf of, any such officer, director or employee of base compensation and reimbursement for reasonable business expenses not in the ordinary course of business, or failed to pay when due any payment necessary under any Employee Plans;
               (xv)      established any new bonus, stock option,


                                   -14-


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     profit sharing, pension, retirement or other similar plan or arrangement for or on behalf of its employees;
               (xvi)      made any payment, loan or advance of any
     amount to or in respect of, or made any sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or trans-action with, any officer, director or shareholder except for expenses or remuneration to officers and employees at rates not exceeding the rates of compensation in effect on the date of the Audited Financial
     Statements (except normal merit increases made in the ordinary course of business and consistent with past practice);
               (xvii)      otherwise failed to conduct its business
     in the ordinary and usual course; or
               (xviii)      agreed, whether or not in writing, to do
     any of the foregoing.

     Section 3.5. Properties. The Company has good, marketable and insurable title to, or holds by valid and existing lease or license (which lease or license is not in default in any respect and which gives it the right to occupy, control and use, free and clear of all mortgages, pledges, liens, encumbrances or security interests), with respect to each piece of real and personal property used in its business as now conducted, except in any of the foregoing cases for such imperfections of title, mortgages, pledges, liens, encumbrances or security interests as:
          (a)     are set forth in Schedule 3.5 hereof;
          (b) are reflected or reserved against in the Financial Statements;
          (c) arise out of taxes or general or special assessments not in default and payable without penalty or interest; or
          (d) in the case of real property, are of a kind generally found in property of similar character and which are not substantial in character, amount or extent in relation to the specific asset affected and do not detract materially from the value of or interfere with the present use of the property subject thereto or affected thereby.
     The real and personal property owned, leased or licensed by the Company constitutes, and the real and personal property to be owned, leased or licensed by the Company immediately after the Closing will constitute, all real or personal property that is material to and necessary for the operation of its business as currently conducted.

     Section 3.6. Litigation. Except as set forth in Schedule 3.6, there are no suits, claims, investigations or legal, administrative or arbitration proceedings pending or, to the knowledge of each Controlling
Shareholder, threatened against
          (a)      either Controlling Shareholder or the
Company,
          (b) the officers or directors of the Company ( other than the Controlling Shareholders) in their capacities as officers or directors, or
          (c)      any other person or entity for whom the
Controlling Shareholders or the Company may be vicariously liable at law or in equity.
     Controlling Shareholders are not subject to, and the Company is not operating under or subject to, any order, writ, injunction or decree of any court or governmental authority

     Section 3.7. Intellectual Property. The Company has developed and conducts an active program of licensing certain computer code to banks, savings and loans, credit unions and other financial institutions for their use in connection with marketing and promotional activities (the "


                                   -15-


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Software Programs") and, in connection therewith, the Company has developed certain related technical and user documentation (the " Documentation"). The Software Programs and the Documentation are collectively referred to as the "Software." The Software Program are listed on Schedule 3.7 hereto.
          (a) Ownership. Except as set forth in Section 3.9, the Company owns all trademarks, service marks, trade names, and copyrights (including registrations, licenses, and applications pertaining thereto) and all other proprietary information used by the Company in the conduct of its business, including, without limitation, the Software. Schedule 3.7(a) sets forth all trademarks and service marks, all trade names, and all copyrights owned or used by the Company and lists all federal and state registrations thereof. The Company neither owns nor licenses any patents or any applications therefor.
          (b) Procedures for Copyright Protection. Schedule 3.7(b) sets forth the form and placement of the proprietary legends and copyright notices displayed in or on the Software including screen displays. In no instance has the eligibility of the Software for protection under copyright law been forfeited to the public domain.
          (c) Procedures for Trade Secret Protection. The Company has never disclosed its source code to a third party other than the consultants identified on Schedule 3.7(c), each of which has executed a nondisclosure agreement, and discloses its source code to employees only on a need-to-know basis in connection with the performance of their duties to the Company. Except as described on Schedule 3.7(c), each current employee of the Company and each former employee of the Company employed after January 2, 1992 has executed and delivered to the Company a noninterference and confidentiality agreement in the form attached to
Schedule 3.7(c). The source code and system documentation comprising the Software have at all times been maintained by the Company in confidence, and the Company has not taken (nor has it failed to take) any action which would result in such source code and system documentation not being protectible as a trade secret under applicable law.
          (d) Ownership of Software. All persons who have contributed to or participated in the conception and development of the Software on behalf of the Company have been full-time employees of the Company hired to prepare such works within the scope of employment, except for the consultants identified on Schedule 3.7(c). Each such consultant identified on Schedule 3.7(c) has executed and delivered to the Company a valid assignment of such consultant's rights in works prepared by the consultant on behalf of the Company and included in the Software. As a consequence, the Company has all ownership interests in the Software.
          (e) Absence of Claims. No claims have been asserted by any person to rights in the Software, and no valid basis for any such claim exists. The use of the Software by the Company and its licensees does not infringe on the rights of any person (whether arising under copyright, trade secret, patent, unfair competition or other state or federal laws which protect intellectual property rights). The use by the Company of the trademarks, trade names and service marks identified on
Schedule 3.7(a) does not infringe the rights of any person. Except as disclosed on Schedule 3.7(e), no claim has been asserted by any person that the use by the Company of any of the trademarks, trade names or service marks identified on Schedule 3.7(a) infringes the rights of any person.
          (f) Licenses to Third-Party Software. The Company has obtained valid, fully-paid licenses to use all third-party software utilized by the Company and its employees for internal purposes in the conduct of the Company's business (such as accounting general ledger packages, word processing software, and the like), and the number of copies of such third-party software programs being used by the Company and its employees does not exceed the number of copies authorized by the


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licensors of such third-party software products.

     Section 3.8. Adequacy of Technical Documentation. The Software includes the source code, system documentation, statements of principles of operation, and schematics for all Software Programs, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer.
The Software also includes any program (including compilers), " workbenches," tools, and higher level (or ''proprietary') language used for the development, maintenance, and implementation of a Software
Program.

     Section 3.9. Third-Party Components in Software. The Company has validly obtained the right and license to use, copy, modify, and distribute any third-party programming and materials contained in the Software pursuant to the contracts identified as "Licenses from Third Parties" in Schedule
3.9, subject to no further license fee, royalty or other payment obligations. The Software contains no other programming or materials in which any third party may claim superior, joint, or common ownership, including any right or license. The Software does not contain derivative works of any programming or materials not owned in their entirety by the Company.

     Section 3.10. Third-Party Interests or Marketing Rights in Software. The Company has not granted, transferred, or assigned any right or interest in the Software to any person, except pursuant to the contracts identified as "Distributorships, Dealerships, Franchises, and Manufacturer's Representative Contracts" or "Licenses and Sublicenses to Third Parties" or "Source Code Escrow Agreements" in Schedule 3.10. All contracts identified as "Licenses and Sublicenses to Third Parties" in
Schedule 3.10 constitute only end-user agreements, each of which grants the end-user thereunder solely the nonexclusive right and license to use identified Software for internal purposes only. All such end-user agreements are substantially in the form of the Company's standard form of end-user license agreement, a copy of which is attached to Schedule
3.10 There are no contracts, agreements, licenses, and other commitments and arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the Software by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization, except for the contracts identified as "Distributorships, Dealerships, Franchises, and Manufacturer's Representative Contracts" in Schedule 3.
10. All of the source code escrow agreements entered into by the Company with licensees of the Software are identified as "Source Code
Escrow Agreements" in Schedule 3.10, and all such agreements are substantially in the form of the Company's standard source code escrow agreement, a copy of which is attached to Schedule 3.10.

     Section 3.11. Licenses. The Company has all government licenses, permits franchises, approvals and other governmental authorizations ("Licenses") required for its business as currently conducted where the failure to hold, maintain or obtain such Licenses would have a materially adverse effect on the business or operations of the Company. No proceeding is pending or, to Controlling Shareholders' respective knowledge, threatened seeking the revocation or suspension of any License.

     Section 3.12. Compliance with Laws. The conduct of the Company's business has complied and complies in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto.

     Section 3.13. Insurance. Schedule 3.13 lists all policies of casualty,


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liability, workers' compensation, life and other forms of insurance by which the Company is currently insured or has been insured during the previous five years and includes for each policy in effect the period through which premiums have been paid.
     Except as set forth on Schedule 3.13, all of the policies indicated as in force on Schedule 3.13
          a)     are in full force and effect,
          (b) are sufficient for compliance by the Company with all requirements of law and all agreements to which the Company is a party, and
          (c)      are valid, binding and enforceable policies.

     Section 3.14. Material Contracts. Schedule 3.14 lists the following agreements (including, without limitation, leases, purchase contracts and commitments) to which the Company is a party or by which the Company or any of its properties is bound:
          (a)      all contracts which involve future
obligations on the part of the Company
               (i)      in an amount exceeding $25,000 in the
     aggregate in the case of purchase orders and commitments or
               (ii) in an amount exceeding $100,000 in the aggregate in the case of any other type of contract;
          (b) all joint ventures, sales agency, sales representative or distributorship, franchise, license or similar contracts;
          (c)     all real estate leases
          (d)     all notes, bonds mortgages, security
agreements, guarantees and other agreements and instruments for or relating to any lending by the Company of any amount (exclusive of advances to employees for expenses in the ordinary course of business) or any borrowing (including assumed debt) of $100,000 or more; and
          (e)      all powers of attorney, guarantees,
suretyships or similar agreements given by the Company.
     Except as set forth in Schedule 3.14, each contract set forth in Schedule 3.14 is valid, binding and enforceable in accordance with its terms, and neither the Company nor, to the Controlling Shareholders' knowledge, any other party to any such contract are in material breach or material default of the express written terms of such contracts, and there does not exist under any provision thereof, to the Controlling Shareholders' knowledge, any event that, with the giving of notice or the passage of time or both, would constitute such a breach or default.

     Section 3.15. Brokers, Finders, etc.   Except as described in Schedule
3.15, neither Controlling Shareholders nor the Company have employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

     Section 3.16. Taxes.
          (a) Filing of Tax Returns. Controlling Shareholders and the Company have timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) in respect of Taxes (as hereinafter defined) required to be filed through the date hereof. All such returns and other information filed are complete and accurate in all material respects.
          (b) Payment of Taxes. All Taxes that are due and payable by the Company (whether or not shown on any return) before the date hereof have been paid. To the extent required by GAAP, an adequate reserve has been established on the Financial Statements (disregarding any reserve f or deferred Taxes established to reflect timing differences between book


                                   -18-


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and taxable income) for all unpaid Taxes payable by the Company with respect to all periods through the date of such Financial Statements, and the Company is not required under GAAP to reserve for any liability for Taxes in excess of the reserves so established. Except as described in Schedule 3.16(b), no portion of the reserve established on the Financial Statements for Taxes reflects any contingent liability or other potential liability for Taxes that are due and payable, or that may become due and payable in the future, as a result of an audit, amended return or otherwise.
          (c) Audit History. Except as set forth in Schedule 3.16(c):
               (i) no deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the Company which have not been paid or otherwise finally settled and resolved;
               (ii) the Company has not waived the statute of limitations in respect of any Tax or agreed to any extension of time with respect to the assessment of any Tax; and
               (iii) the Company is not currently under audit with respect to Taxes by any governmental authority, and no such authority in a jurisdiction where the Company does not file Tax returns or pay Taxes has claimed that the Company is required to file Tax returns or otherwise is subject to taxation.
          (d) Tax Sharing or Allocation Agreements. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.
          (e) Prior Affiliated Groups. The Company has never been a member of an affiliated group of corporations, within the meaning of Section
1504 of the Internal Revenue Code.
          (f) Tax Status of Property. None of the assets of the Company
               (i) is property which the Company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former section 168(f)(8) of the Internal Revenue Code of 1954,
               (ii)      directly or indirectly secures any debt
     the interest on which is tax-exempt under section 103(a) of the Internal Revenue Code, or
               (iii)      is "tax-exempt use property" within the
     meaning of section  168(h) of the Internal Revenue Code.
          (g) Subchapter S Election. Effective as of January 1, 1993 the Company made a valid election pursuant to Section 1362(a) of the Internal Revenue Code to be an "S" Corporation within the meaning of
Section 1361(a)(1) of the Internal Revenue Code. During the Company's tax year beginning January 1, 1993 to and including the Closing Date, the Company is and has been subject to taxation as an "S" corporation.
          (h) Taxes. For purposes of this Agreement, "Taxes" shall mean all federal, state, local, foreign and other taxes, assessments, or other governmental charges, including, without limitation, income, estimated income, business, occupation, franchise, property, sales, employment, or withholding taxes, including interest, penalties and additions in connection therewith.
          (i) Tax Accounting. The Company uses the [cash/accrual] method of accounting for income tax purposes. All accounting periods and methods used by the Company for purposes of any Tax returns are permissible accounting periods and methods under applicable law.
          (j) Section 341(f) Election. No consent under section 341(f) of the Internal Revenue Code has been filed with respect to the Company.
     Section 3.17. Pension and Employee Benefit Plans.
           (a) Definitions. For purposes of this Agreement, the terms set forth below shall have the following meaning:


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               (i)      Code: The Internal Revenue Code of 1986, as amended,
     together with the regulations promulgated thereunder;
               (ii) Employee Plans: All plans, programs, arrangements, practices or contracts (including any plan, program, arrangement, practice or contract established, maintained or contributed to under the laws of any foreign country pursuant to which the Company or its ERISA Affiliate provides or is obligated to provide or has within the last six years been obligated to provide (directly or indirectly, individually or jointly with others, or through a government program) benefits or compensation to or on behalf of employees or former employees of the Company or any ERISA Affiliates, whether formal or informal, whether or not written, whether or not terminated, including but not limited to the following:
                   (A) Executive Arrangements -- any bonus, incentive compensation, stock option, deferred compensation, commission, severance, golden parachute or other executive compensation plan, or rabbi trust program, contract, arrangement or practice;
                   (B) ERISA plans -- any ERISA Pension Plan or ERISA Welfare Plan, including but not limited to any multi-employer plan (as defined in Section 3(37) and Section 4001(
          3) of ERISA), defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, severance pay or life insurance (including post-retirement life insurance) benefits; and
                   (C) Other Employee Fringe Benefits -- any stock purchase, vacation, scholarship, day care, prepaid legal services, severance pay, or fringe benefit plan, program, arrangement, contract, or practice;
               (iii) ERISA: The Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations thereunder;
               (iv) ERISA Affiliate: A corporation that is or was a member of a controlled group of corporations with the Company within the meaning of Section 414(b) of the Code, a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) that is under common control with the Company within the meaning of Section 414( m) of the Code, or a trade or business which together with the Company is treated as a single employer under Section 414(o) of the Code;
               (v) ERISA Pension Plan: Any Employee Plan that is or was an employee pension benefit plan as defined in Section 3(2) of ERISA which is established, maintained or contributed to by the Company or any ERISA Affiliate;
               (vi) ERISA Welfare Plan: Any employee welfare benefit plan as defined in Section 3(l) of ERISA which is established maintained or contributed to by the Company or any ERISA Affiliate.
          (b)      Schedule 3.17(b) lists or describes
               (i) all Employee Plans maintained or contributed to by the Company or an ERISA Affiliate pursuant to which the Company or its ERISA Affiliates provides benefits or compensation to or on behalf of employees or former employees of the Company and
               (ii) all Employee Plans currently maintained or contributed to by an ERISA Affiliate which are employee pension benefit plans as defined in Section 3(2) of ERISA including money purchase plans but excluding other individual account plans as defined in Section 3(34) of ERISA.
          Controlling Shareholders shall furnish a copy of each Employee Plan which provides benefits or compensation to or on behalf of

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employees or former employees of the Company and a copy of any related materials which have been furnished to participants or beneficiaries in such Employee Plans or to any government agency. On request by Buyer, Controlling Shareholders shall furnish or make available to Buyer a copy of any other Employee Plan (and any materials related to such Employee
Plan) maintained or contributed to by an ERISA Affiliate.
          (c) Each Employee Plan (and related trust or funding vehicle, if any) has at all times been administered and maintained in accordance with its terms and the applicable law including, without limitation, the filing of all applicable reports.
          (d)      Except to the extent set forth on Schedule
3.17(d), to the extent any Employee Plan is subject to approval by any governmental agency (or such approval is available under applicable law) such Employee Plan has received such approval and such approval is current.
          (e) The Company is not subject to, and no facts exist which could subject the Company to, any liability whatsoever which is directly or indirectly related to any Employee Plan including, but not limited to, liability for benefits payments or related claims (other than the ordinary usual claims by participants or beneficiaries which have been made for benefits called for under the terms of such Employee Plans), any liability for any tax or related penalty under the Code, or liability for any damages or penalties arising under Title I or Title IV of ERISA.
          (f)      No Employee Plan has participated in,
engaged in or been a party to any "prohibited transaction" (as defined in ERISA or the Code) and the Company has not incurred, or does not reasonably expect to incur, any liability under Chapter 43 of the Code under ERISA Sections 502 with respect to any Employee Plan.
          (g) Except as set forth in Schedule 3.17(g), no ERISA Welfare Plan provides benefits to former employees of the Company, other than continuation coverage required by Code Section 4980B and ERISA Section 601.
          (h) There are no pending or threatened claims, suits or other proceedings with respect to any Employee Plan other than the ordinary usual claims by participants or beneficiaries which have been made for benefits called for under the terms of such Employee Plans and which will be paid under such Employee Plans in the ordinary course.
          (i) There is no requirement that the Buyer or the Company make any further contributions to any Employee Plan after the Closing Date and each Employee Plan which provides benefits to or on behalf of employees or former employees of the Company may be terminated by the Company or Buyer in its sole discretion on or after the Closing Date without liability of any kind or description whatsoever to the Company, Buyer, any of Buyer's ERISA affiliates, or any other person, entity or governmental agency.
          (j) Except as set forth on Schedule 3.17(j), the Company is not a party to or obligated under any agreement, plan, contract or other arrangements that will result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

     Section 3.18. Labor and Employment Matters. Except to the extent set forth in Schedule 3.18:
          (a) The Company is not a party to any collective bargaining agreements;
          (b) The Company is in compliance in all material respects with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor or unfair employment practices;

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          (c)      There is no unfair labor practice, charge or
complaint or any other matter against or involving the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any court of law;
          (d) There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against the Company;
          (e) No certification or decertification question or organizational drive exists or has existed within the past twenty-four months respecting the employees of the Company;
          (f)      No grievance proceeding or arbitration
proceeding arising out of or under any collective bargaining agreement is pending against the Company or, to the knowledge of the Company, threatened;
          (g)      No agreement (including any collective
bargaining agreement), arbitration or court decision or governmental order which is binding on the Company in any way limits or restricts the Company from relocating or closing any of its operations;
          (h)      The Company has not experienced any
organized work stoppage or other labor difficulty since its inception:
          (i)      There are no charges, investigations,
administrative proceedings or formal complaints of discrimination ( including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company. There have been no governmental audits of the equal employment opportunity practices of the Company and, to the knowledge of the Company, no basis for any such claim exists;
          (j) There are no citations, investigations, administrative proceedings or formal complaints of violations of local, state, or federal occupational safety and health laws pending or, to the knowledge of the Company, threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against the Company; and
          (k)      Schedule 3.18(k) lists all employment
consulting loan-out retainer or other contracts or agreements involving any person employed by the Company as an employee or independent contractor to which the Company is a party or by which it is bound. The Company is not and, to the knowledge of Controlling Shareholders, no other party to any such agreement, plan or contract is in default with respect to any material term or condition thereof (including the making of contributions and recording services therefor) nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto.
          (l) Schedule 3.18(l) lists the names and current compensation levels of all employees and consultants of the Company.

     Section 3.19. Controlling Shareholders' Environmental Representation. Except as disclosed on Schedule 3.19 hereto,
          (a) the operations of the Company comply, and have complied, in all respects with all applicable Environmental Laws;
          (b) the Company has obtained all environmental health and safety Permits necessary for the operation of the Company's business, as contemplated to be conducted by the Company subsequent to the Closing Date, and all such Permits are valid and in good standing and are not subject to any modification or revocation proceeding, and the Company is in compliance in all respects with all terms and conditions of such Permits;
          (c)      the Company and all of its present

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facilities or operations, as well as its past facilities or operations, are not subject to any outstanding written order or agreement with any governmental authority or private party respecting
               (i)      any Environmental Laws,
               (ii)      any Remedial Actions, or
               (iii) any Environmental Claims arising from the Release of a
     Contaminant into the environment;
          (d) none of the operations of the Company on or prior to the Closing are subject to any judicial or administrative proceeding alleging a violation of any Environmental Law or otherwise related to an Environmental Claim;
          (e) none of the operations of the Company on or prior to the Closing are the subject of any federal or state investigation evaluating whether any Remedial Action is needed to respond to a Release of any Contaminant into the environment under any applicable law;
          (f) neither the Company nor any predecessor of the Company, has filed any notice under any Environmental Law indicating past or present treatment, storage, or disposal of a hazardous waste or solid waste or reporting a spill or Release of a Contaminant into the environment under any applicable law;
          (g) the Company has no contingent liability in connection with any Release of any Contaminant into the environment;
          (h) none of the Company's operations involve, or have involved, the generation, transportation, treatment or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent;
          (i)      the Company has not disposed of any
Contaminant by placing it in or on the ground, waters, or other environmental medium of any premises owned, leased or used by the Company and neither has any lessee, other prior owner, or other person;
          (j)      no underground storage tanks or surface
impoundments are or ever have been on the Company's property; and
          (k)      no Lien in favor of any governmental
authority for
               (i)      any liability under Environmental Laws, or
               (ii) damages arising from or costs incurred by such governmental authority in response to a Release of a Contaminant into the environment, has been filed or attached to the Company's property.
     For purposes of this Agreement, the terms set forth below shall have the following meaning:
     "Contaminant" shall mean those substances, whether waste materials raw materials, finished products or any other material or article which are regulated by or form the basis of liability under federal, state or local environmental health and safety statutes or regulations including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, asbestos, polychlorinated biphenyls ("PCBs"), radon and other radioactive substances, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives, urea formaldehyde, or any other material or substance which constitutes a material health, safety or environmental hazard to any person, property or natural resource.
     "Environmental Claim" shall mean any notice of violation, claim, demand, abatement or other order or direction (conditional or otherwise) by any governmental authority or any person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination, other adverse effects on the environment, cleanup costs, remediation, removal, other response costs (which without limitation

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shall include costs to come into compliance with Environmental Laws), or investigation costs (including without limitation fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits, or studies), and/or for fines, penalties, losses, liabilities (including any actual, punitive or consequential damages under any statutory or common law cause of action, regardless of whether the liabilities are imposed through operation of strict liability or otherwise), or restrictions, resulting from or based upon
          (a) the existence or the continuation of the existence, of a Release or the potential for a Release (including, without limitation, sudden or non-sudden, accidental or non-accidental Releases) of, or exposure to, any Contaminant, odor or audible noise or other release or emission in, on, into or under the environment ( including, without limitation, the air, soil, subsurface strata, ground water, any surface water or any sediments associated with any water body) and, in, by, from, or related to the Company's properties,
          (b)      the environmental aspects of the
transportation, storage, treatment, disposal, generation, recycling, reclamation, use or other handling of any Contaminants or other materials on the properties or in connection with the operation of the Company, or
          (c) the violation, or alleged violation, of any statutes, ordinances, orders, rules, regulations, Permits, licenses, registrations or approvals of or from any governmental authority, agency or court relating to environmental matters connected with the Company's properties.
     "Environmental Laws" shall mean all laws relating to the environment, safety, health, and the regulation of Contaminants, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C 6901 et seq.), the Clean Water Act (33 U.S.C 1251 et seq.), the Clean Air Act (42 U.S.C 7401 et seq.), the Toxic Substances Control Act (15 U.S.C 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C 136 et seq.), the Emergency Planning and Community Right to Know Act (41 U.S.C 11001 et seq.), the Safe Drinking Water Act (42 U.S.C 300f et seq.) and the Occupational Safety and Health Act (29 U.S.C 651 et seq.), as such laws have been and hereafter may be amended or supplemented, and any analogous future federal, or present or future state, local or foreign laws and all rules, orders, and regulations promulgated pursuant to any of such federal, state, local or foreign laws, and any common law cause of action relating to the environment, safety, health, or the management of contaminants.
     "Permit" shall mean any permit, approval, authorization, license, variance, permission or similar item required from a governmental authority having jurisdiction under an applicable Environmental Law.
     "Release" shall mean any release, spill, emission, leaking, pumping, injection, abandonment, deposit, disposal, discharge, dispersal, leaching or migration of Contaminants (including, but not limited to, Contaminants in barrels, drums or other containers) into the environment, including the movement of Contaminants through, on, under, or in the air, soil, subsurface strata, surface water or ground water.
     "Remedial Action" shall mean all actions required to
          (a) clean up, remove, treat, minimize the effect of, or in any other way address Contaminants in the indoor or outdoor environment;
          (b) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or

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endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or
          c)      perform pre-remedial studies and
investigations and post-remedial monitoring and care in respect of actions contemplated in the preceding clauses (a) and (b).

     Section 3.20. Agreements Affecting Competition. Except as set forth on
Schedule 3.20, the Company is neither a party to nor bound by any agreement which, in whole or in part,
          (a) presently restricts or precludes the Company or any present or future affiliate of the Company from conducting any business anywhere in the world, or
          (b) upon the occurrence of any event, the giving of notice or the passage of time, by its terms would have such an effect.

     Section 3.21. Transactions with Related Parties. Except as set forth on
Schedule 3.21, no Related Party:
          (a)      owes money to the Company;
          (b)      has any claim against the Company;
          (c) has any interest in any property or assets used by the Company in its business;
          (d) has any benefits which are contingent on the transactions contemplated by this Agreement;
          (e) has any agreement with the Company that is not terminable by the Company without penalty or notice;
          (f)      has any agreement providing severance
benefits or other benefits (which are conditioned upon a change of control) after the termination of employment of such employee regardless of the reason for such termination of employment; or
          (g)      has any agreement or plan, any of the
benefits of which will be increased or the vesting of benefits which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement where the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.
     For the purposes of this Section, the term "Related Party" shall mean any of officer, director or stockholder of the Company or any affiliate or associate of any such person.

     Section 3.22. Major Vendors and Customers. Schedule 3.22 sets forth a list of each licenser, developer, remarketer, distributor and supplier of property or services to, and each licensee, end-user or customer of, the Company, to whom the Company paid or billed in the aggregate in excess of $100,000 (in the case of customers, remarketers or distributors of the Company's products) and $20,000 in all other cases during the year ended December 31, 1992.

     Section 3.23. Investment Company; Holding Company. Neither the Company nor any of its stockholders or affiliates is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a " holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     Section 3.24. Absence of Certain Commercial Practices. Since January 1988, none of the Company, any of its directors, officers, agents, affiliates or employees, or any other person duly authorized to act on behalf of any of them, has
          (a)      given, proposed to give, or agreed to give

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any material gift or similar benefit to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of the Company or
          (b)      in connection with the business of the
Company used any corporate or other funds for contributions, payments, gifts, or entertainment, or made any expenditures relating to political activities to government officials or others in violation of any applicable laws or established or maintained any unlawful or unrecorded funds.
     None of the Controlling Shareholders, the Company, any of its directors, officers, agents or employees, or any other person acting on behalf of any of them, has accepted or received any unlawful contributions, payments, gifts or expenditures in connection with the business of the Company.

     Section 3.25. Closing Financial Position. Effective immediately prior to the Closing, the Company had
          (a) cash or cash equivalents (a "Cash Balance") of not less than Three Million Dollars ($3,000,000), and
          (b)      Total Assets which exceeded Total
Liabilities (excluding the note payable from the Company to Buyer and Net Customer Deposits, as defined on Schedule 2.25) (an "Adjusted Net
Worth") by not less than Two Million Four Hundred Thousand Dollars ($2,
400,000).

     Section 3.26. Disclosure. All of the representations and warranties of Controlling Shareholders set forth in this Agreement and in any exhibit, schedule or certificate furnished by or on behalf of the Controlling Shareholders in connection with this Agreement are true, correct and complete. There is no fact known to the Controlling Shareholders relating to the business, condition or prospects of the Company, as the transactions contemplated hereunder, which may materially and adversely affect the Company or Buyer which has not been disclosed to Buyer or its counsel.

                              ARTICLE 4.
                  REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to the Company and the Controlling Shareholders as follows:

     Section 4.1. Incorporation; Authorization; etc.
          (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Georgia. Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of Florida.
          (b)      Buyer and Acquisition each has full
corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
          (c) The execution and delivery of this Agreement by Buyer and Acquisition, the performance of Buyer's and Acquisition's respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Buyer and Acquisition.
          (d) This Agreement has been duly executed and delivered by Buyer, and, assuming the due execution and delivery hereof by Controlling Shareholders and the Company, this Agreement constitutes the legal valid and binding obligation of Buyer and Acquisition, enforceable against Buyer and Acquisition in accordance with its terms.

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          (e)      The execution, delivery and performance of
this Agreement and the consummation of the transactions contemplated hereby will not:
               (i) violate any provision of the Articles of Incorporation or Bylaws of Buyer or Acquisition;
               (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of, or entitle any party to accelerate ( whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of Buyer's or Acquisition's assets or properties pursuant to, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Buyer or Acquisition is a party or by which Buyer or Acquisition is bound, the effect of which would prevent the consummation of the transactions contemplated hereby; or
               (iii)      violate or conflict with any law,
     ordinance, rule or regulation or any other material restriction of any kind or character to which Buyer or Acquisition is subject, the effect of which would prevent the consummation of the transactions contemplated hereby.

     Section 4.2. Litigation. There is no claim, action, proceeding or investigation pending or, to the best knowledge of Buyer, threatened in writing, nor is there outstanding any writ, order, decree or injunction that (a) calls into question the Buyer's or Acquisition's authority or right to enter into this Agreement and consummate the transactions contemplated hereby, or (b) would otherwise prevent or delay the transactions contemplated by this Agreement.

     Section 4.3. Brokers, Finders, etc. Neither Buyer nor Acquisition has employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

                              ARTICLE 5.
                        SURVIVAL; INDEMNIFICATION

     Section 5.1. Survival. The parties' respective representations and warranties contained in this Agreement will survive the Closing and shall remain in full force and effect for a period of eighteen months from and after the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.1 and 3.2 shall survive the Closing without limitation; and provided, further, that the representations and warranties set forth in Section 3.16 shall survive until expiration of any applicable statute of limitations which will preclude assertion of Tax claims against the Company for matters existing on or prior to the Closing Date. Any claim made or notice of a claim given as to any breach or alleged breach of a representation or warranty shall extend the applicable survival period set forth above until such claim has been resolved and satisfied by agreement of the parties or by the entry of a final non-appealable judgment of a court having jurisdiction over such claim.

     Section 5.2. Indemnification.
          (a) Indemnification by Controlling Shareholders. Subject to the terms of this Article 5, Controlling Shareholders hereby, severally, covenant and agree to indemnify, defend, save and hold harmless Buyer, the Company, and their respective officers, directors, employees, agents


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or representatives, or any of their respective successors, assigns or personal representatives (collectively, the "Buyer Indemnified Parties") from and against any demands, claims, actions, losses, damages, deficiencies, liabilities, and costs and expense (including, without limitation, reasonable attorneys' and accountants' fees and expenses), together with interest and penalties (collectively, "Indemnifiable
Damages") suffered by the Buyer Indemnified Parties which arise out of or result from:
               (i) any inaccuracy or misrepresentation in or breach of any of the representations, warranties or covenants made by Controlling Shareholders in this Agreement; provided, however, that Controlling Shareholders shall only be required to indemnify Buyer against 74.8% of the Indemnifiable Damages resulting from a breach of the representation and warranty set forth in Section 3.25;
               (ii) any inaccuracy or misrepresentation in a document, certificate or affidavit delivered by Controlling Shareholders at the Closing in accordance with the provisions of this Agreement;
               (iii) the creation or continued existence of any lien, charge, encumbrance, guarantee or commitment in violation of this Agreement;
               (iv) any guarantee of the Company not otherwise disclosed hereunder;
               (v) claims of customers for defective products or services to the extent such claims exceed the amount of any warranty reserve if not covered by third-party warranties to the extent attributable to periods prior to the Closing;
               (vi) any claim by anyone against the Company for death, personal injury or property damage attributable to or related acts or omissions of the Company prior to the Closing;
               (vii)      except as otherwise provided herein,
     claims of any past or present employee of the Company or prospective employee to the extent attributable to events occurring prior to Closing;
               (viii) any claim alleging misconduct of, by, or on behalf of, the Company which is criminal or of a grossly negligent character that is attributable to events occurring prior to the Closing;
               (ix) the payment to dissenting shareholders of the Company of any amount in excess of their pro rata portion of the Closing Purchase Price; or
               (x) the assertion of dissenters' rights by any shareholder of the Company, including without limitation, participation in an appraisal proceeding, provided that, to the extent the Company pays less than $10.274639 per share to the Dissenting Shareholders for the Dissenting Shares (the "Dissenting Savings"), the Controlling Shareholders shall be entitled to a credit for the Dissenting Savings against any indemnity obligation they have to the Company or the Buyer.
          (b)      Assignment of Cause of Action Against Customers for
Sales Taxes. In the event the Buyer or Acquisition asserts a claim or claims against the Controlling Shareholders under this indemnification section for losses, damages, liabilities or the like arising out of the failure of the Company to collect and pay applicable sales taxes in any jurisdiction, the Company shall, at the time it asserts the claim(s), assign to the Controlling Shareholders any cause of action the Company has against the customers from whom the sales taxes in question should have been collected and the Controlling Shareholders shall have the right to take any action against such customers to collect the subject sales taxes as well as any legal fees or costs incurred connection with such actions.
          (c)      Indemnification by Buyer. Subject to the terms of this
Article 5, Buyer covenants and agrees to indemnify and hold harmless the Controlling Shareholders and the Consenting Shareholders, from and


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against any Indemnifiable Damages suffered by the Controlling
Shareholders or the Consenting Shareholders which arise out of or result from:
               (i) any material inaccuracy or misrepresentation in or material breach of any of the representations, warranties or covenants made by Buyer in this Agreement; and
               (ii)      any material inaccuracy or
     misrepresentation in a document, certificate or affidavit delivered by Buyer at the Closing in accordance with the provisions of this Agreement.

     Section 5.3. Limitation on Indemnification. Notwithstanding the provisions of Section 5.2 hereof, Controlling Shareholders will not be obligated to indemnify, defend or hold harmless the Buyer Indemnified Parties from or against any Indemnifiable Damages, until the aggregate amount of Indemnifiable Damages exceeds One Hundred Thousand Dollars ($ 100,000) (the "Threshold"), after which the amount of all Indemnifiable Damages (including those constituting the initial $100,000) shall be subject to indemnity by Controlling Shareholders, provided, however, that the Threshold shall not apply with respect to breaches of the representations and warranties contained in Sections 3.1, 3.2 and 3.25 or with respect to indemnification asserted pursuant to Section 5.2(a)( ix) or (x). Controlling Shareholders' total obligation to the Buyer Indemnified Parties under this Article 5 shall not exceed, in the aggregate, the sum of Eighteen Million One Hundred Eleven Thousand Two Hundred Fifty Dollars ($18,111,250), plus the Earn-Out Amount, if any.

     Section 5.4. Procedure for Third-Party Claims.
          (a) Promptly after obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification shall give written notice of such claim ("Notice of Claim") to the other party. The Notice of Claim shall set forth a brief description of the facts giving rise to such claim and the amount (or a reasonable estimate) of the liability, loss, damage or expense suffered, or which may be suffered, by the party seeking indemnification.
          (b)      Upon receiving the Notice of Claim, the
indemnifying party shall resist, settle or otherwise dispose of such claim in such manner as it shall deem appropriate, including the employment of counsel, and shall be responsible for the payment of all settlements, judgments, costs and expenses, including the reasonable fees and expenses of any counsel retained. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the indemnified party's expense unless:
               (i)      the employment has been specifically
     authorized by the indemnifying party in writing;
               (ii)      the indemnifying party has improperly
     failed to assume the defense and employ counsel; or
               (iii) the named parties to any action (including any impleaded parties) include the Buyer and/or the Company and the Controlling Shareholders, and the indemnified party has been advised by such counsel that representation of Buyer and/or the Company and Controlling Shareholders by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them (in which case, if the indemnified party notifies the indemnifying party in writing that the indemnified party elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall have neither the right nor the obligation to assume the defense of such action on behalf of the indemnified party).


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          (c)      The party seeking indemnification shall
comply with the foregoing procedure for each claim arising hereunder, whether or not the amount of such claim exceeds any minimum amount. The indemnified party shall cooperate with the indemnifying party in defending any such claim and provide any books, records, information or testimony requested, which is in the hands of or under the control of the indemnified party.

     Section 5.5. Right of Offset. If any of the Buyer Indemnified Parties shall become entitled to indemnification from Controlling Shareholders pursuant to this Article 5, Buyer may, but shall not be obligated to, exercise a right of offset (for its own account or on behalf of any of the Buyer Indemnified Parties) with respect to any unpaid Earn-Out
Amount. In the event through settlement or adjudication, it is determined that the amount of offset exceeded the amount justly due the Buyer Indemnified Parties, the buyer shall promptly pay to the Controlling Shareholders interest on the excess amount at the rate of 6% per year compounded from the date of the offset to the date of payment of such interest.

                               ARTICLE 6
                         EXCESS CASH DISTRIBUTION

     Section 6.1. Determination of Cash Balance and Adjusted Net
Worth. On or before February 15, 1994, the Controlling Shareholders and the Buyer shall determine, based on a balance sheet of the Company as of the closing, the Cash Balance and the Adjusted Net Worth of the Company as of the Closing Date.

     Section 6.2. Excess Cash Distribution. If the Cash Balance of the Company immediately prior to the Closing exceeds $3,000,000 (the amount of such excess being hereinafter referred to as "Excess Cash"), then promptly after completion of the determination required by Section 6.1, Buyer shall cause the Company to distribute an amount equal to the lesser of:
          (a)      the Excess Cash, or
          (b) the amount by which the Adjusted Net Worth exceeds $2,400,000 to shareholders of record in the Company immediately prior to the Closing in accordance with the resolutions of the Company's Board of Directors adopted prior to the Closing.

                              ARTICLE 7.
                             MISCELLANEOUS

     Section 7.1. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     Section 72. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to the choice of law principles thereof.

     Section 7.3. No Third-Party Beneficiaries. Nothing in this Agreement is intended, nor shall it be construed, to confer any rights or benefits upon any person (including, but not limited to, any employee or former employee of the Company) other than Controlling Shareholders, Buyer and Buyer Indemnified Parties (except for Buyer, only to the extent of indemnification expressly provided to such Buyer Indemnified Parties under this Agreement) (and their successors and assigns permitted by
Section 7.7) and no other person not a party hereto shall have any



                                   -30-


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rights or remedies hereunder.

     Section 7.4. Entire Agreement. This Agreement (including agreements incorporated herein) and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof, and there are no agreements, understanding, representations and warranties between the parties other than those set forth or referred to herein.

     Section 7.5. Expenses. Except as set forth in this Agreement, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except that the Controlling Shareholders shall pay and be responsible for all expenses incurred by the Company, including the fees and expenses of the Company's counsel and accountants, in connection with this Agreement and the transactions contemplated hereby which exceed Fifty Thousand Dollars ($50,000) in the aggregate.

     Section 7.6. Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service, or to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as follows:

     SHAREHOLDERS:

          JOHN O. DEAN, JR.
          5937 Masters Boulevard
          Orlando, Florida 328I9

          and

          WENDELL L. BROOKS
          275 Kipling Court
          Heathrow, Florida 32746

     with a copy to:

          Boroughs, Grimm, Bennett & Morlan
          201 East Pine Street, Suite 500
          Orlando, Florida 32801
          Attention: R. Lee Bennett

     BUYER AND ACQUISITION:

          John H. Harland Company
          P.O. Box 105250
          Atlanta, Georgia 30348
          Attention: Robert R. Woodson

     with a copy to:

          John H. Harland Company
          P. O.  Box 105250
          Atlanta, Georgia 30348
          Attention: General Counsel












                                   -31-


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          and

          King & Spalding
          191 Peachtree Street
          Atlanta, Georgia 30303
          Attention: William R. Goodell, Esq.

     COMPANY:

          Marketing Profiles, Inc.
          2301 Lucien Way, Suite 260
          Maitland, Florida 32751
          Attention: President

     with a copy to:

          John H. Harland Company
          P. O. Box 105250
          Atlanta, Georgia 30348
          Attention: General Counsel

or such other address as the party may notify the others in accordance with this Section.

     Section 7.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, personal representatives and permitted assigns; provided, however, except as expressly contemplated hereunder, no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto; provided further, that Buyer may, at its election, assign its rights under this Agreement in whole to any one or more of its affiliates so long as the representations and warranties of Buyer made herein are equally true of such assignee, and provided that such assignment shall not relieve Buyer of liability hereunder. Notwithstanding the foregoing, the Controlling Shareholders, and each of them, may assign the right to receive part or all of the Earn-Out to one or more of the following relatives or trusts for such relatives, of the respective Controlling
Shareholders: spouse, mother, father, child, grandchild; provided that the assignee agrees in writing to Buyer's right of offset as set forth in Section 5.5.

     Section 7.8. Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience and reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

     Section 7.9. Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.







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     Section 7.10. Specific Performance. Each of the parties acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A party's right to specific performance shall be in addition to all other legal or equitable remedies available to such party.














































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     IN WITNESS WHEREOF, this Acquisition and Merger Agreement
has been signed by or on behalf of each of the parties as of the date first above written.
                              John O. Dean, Jr.
                              Wendell L. Brooks
                              JOHN H. HARLAND COMPANY
                              By; Robert R. Woodson
                              Title: Chairman,President and CEO
                              JH ACQUISITION CORPORATION
                              By; Robert R. Woodson
                              Title: President
                              MARKETING PROFILES, INC.
                              By: John O. Dean, Jr.
                              Title: President










































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